                                                                 Exhibit 99.9(1)
                                                                 EXHIBIT I(2)(a)

                              ARTHUR ANDERSEN LLP





                        THE LATIN AMERICA ENERGY
                        AND ELECTRICITY FUND I, L.P.


                        FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1997 AND 1996
                        TOGETHER WITH AUDITORS' REPORT

                              ARTHUR ANDERSEN LLP


                                                       -------------------------
                                                       Harbour Centre
                                                       P.O. Box 1929
                                                       Grand Cayman
                                                       Cayman Islands BWI





                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Partners of
The Latin America Energy and Electricity Fund I, L.P.:

We have audited the accompanying statements of assets and liabilities, including the schedules of investments, of The Latin America Energy and Electricity Fund I, L.P. (a Cayman Islands exempted limited partnership) as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As explained in Note 2, the financial statements include securities valued at $41,920,297 (97 percent of net assets) and $19,673,684 (94 percent of net assets) as of December 31, 1997 and 1996, respectively, whose values have been estimated by the Fund Manager in the absence of readily ascertainable market values. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Latin America Energy and Electricity Fund I, L.P. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Grand Cayman, B.W.I.
February 24, 1998

              THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.


                      STATEMENTS OF ASSETS AND LIABILITIES

                           DECEMBER 31, 1997 AND 1996




                                       ASSETS                                                  1997             1996
                                       ------                                              -----------       -----------
INVESTMENTS IN SECURITIES, at fair value (cost $39,436,269 and $18,135,656 at
    December 31, 1997 and 1996, respectively)                                              $41,920,297       $19,673,684

CASH                                                                                           346,465           780,469

DUE FROM FUND MANAGER (Note 5)                                                                 246,716           250,000

DIVIDEND RECEIVABLE                                                                            245,018                --

DUE FROM CONSORTIUM MEMBERS                                                                         --            41,219

ORGANIZATIONAL COSTS, net of accumulated amortization of $270,000 and $150,000 at December 31, 1997 and 1996, respectively (Note 2)
                                                                                               330,000           450,000

OTHER ASSETS                                                                                   382,953           551,674
                                                                                           -----------       -----------

                 Total assets                                                              $43,471,449       $21,747,046
                                                                                           ===========       ===========

                          LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES:
    Accrued liabilities                                                                    $   139,054       $   200,064
    Due to Fund Manager (Note 5)                                                               134,447           307,844
    Due to Limited Partners                                                                         -            255,961
                                                                                           -----------       -----------
                 Total liabilities                                                             273,501           763,869
                                                                                           -----------       -----------
PARTNERS' CAPITAL:
    General Partner                                                                            431,979           209,832
    Limited Partners                                                                        42,765,969        20,773,345
                                                                                           -----------       -----------
                 Total partners' capital                                                    43,197,948        20,983,177
                                                                                           -----------       -----------
                 Total liabilities and partners' capital                                   $43,471,449       $21,747,046
                                                                                           ===========       ===========



        The accompanying notes are an integral part of these statements.

              THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.


                            STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996




                                                                                              1997             1996
                                                                                           ----------       ----------
INVESTMENT INCOME:
    Interest                                                                               $   99,978       $   58,573
    Dividends                                                                               1,115,564          585,440
                                                                                           ----------       ----------
                 Total investment income                                                    1,215,542          644,013
                                                                                           ----------       ----------

EXPENSES:
    Management and financial advisory fees (Note 5)                                           866,856          929,420
    Administrative expenses (Note 5)                                                          319,998          373,059
    Expenses related to investments not consummated                                           869,629          200,234
    Amortization of organization costs                                                        120,000          125,000
                                                                                           ----------       ----------
                 Total expenses                                                             2,176,483        1,627,713
                                                                                           ----------       ----------
                 Net investment loss                                                         (960,941)        (983,700)

NET CHANGE IN UNREALIZED APPRECIATION IN VALUE OF INVESTMENTS                                 946,000        1,538,028
                                                                                           ----------       ----------
                 Net (decrease) increase in net assets resulting
                    from operations                                                        $  (14,941)      $  554,328
                                                                                           ==========       ==========



        The accompanying notes are an integral part of these statements.

              THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.


                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996




                                                                              General        Limited
                                                                              Partner        Partners           Total
                                                                             --------      -----------      -----------
BALANCE, December 31, 1995                                                   $ 67,992      $ 6,731,176      $ 6,799,168

    Capital contributions                                                     138,728       16,911,277       17,050,005

    Distributions                                                              (2,431)      (3,417,893)      (3,420,324)

    Net increase in net assets resulting from operations                        5,543          548,785          554,328
                                                                             --------      -----------      -----------

BALANCE, December 31, 1996                                                    209,832       20,773,345       20,983,177

    Capital contributions                                                     398,619       39,197,874       39,596,493

    Distributions                                                            (176,323)     (17,190,458)     (17,366,781)

    Net decrease in net assets resulting from operations                         (149)         (14,792)         (14,941)
                                                                             --------      -----------      -----------

BALANCE, December 31, 1997                                                   $431,979      $42,765,969      $43,197,948
                                                                             ========      ===========      ===========




        The accompanying notes are an integral part of these statements.

              THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.


                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996




                                                                                             1997             1996
                                                                                        ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net (decrease) increase in net assets resulting from operations                     $    (14,941)     $    554,328
    Adjustments to reconcile net (decrease) increase in net assets resulting from operations to net cash used in operating activities-
          Net change in unrealized appreciation in value of investments                     (946,000)       (1,538,028)
          Amortization of organization costs                                                 120,000           125,000
          Purchase of securities                                                         (21,300,615)      (12,219,684)
          Decrease (increase) in due from consortium members                                  41,221           (41,219)
          Decrease (increase) in other assets                                                168,721          (531,949)
          (Decrease) increase in accrued liabilities                                         (61,010)           94,699
          (Decrease) increase in due to Fund Manager                                        (173,397)          111,271
          Increase in dividend receivable                                                   (245,018)               -
          (Decrease) increase in due to Limited Partners                                    (255,961)          255,961
                                                                                        ------------      ------------
                 Net cash used in operating activities                                   (22,667,000)      (13,189,621)
                                                                                        ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Capital contributions                                                                 39,596,493        17,050,005
    Distributions                                                                        (17,366,781)       (3,420,324)
    Loan to Fund Manager                                                                       3,284                -
    Organizational costs                                                                          -           (100,000)
                                                                                        ------------      ------------
                 Net cash provided by financing activities                                22,232,996        13,529,681
                                                                                        ------------      ------------
                 Net (decrease) increase in cash                                            (434,004)          340,060

CASH, beginning of period                                                                    780,469           440,409
                                                                                        ------------      ------------

CASH, end of period                                                                     $    346,465      $    780,469
                                                                                        ============      ============



        The accompanying notes are an integral part of these statements.

              THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.


                            SCHEDULES OF INVESTMENTS

                           DECEMBER 31, 1997 AND 1996



                                                                              1997
                                       --------------------------------------------------------------------------------------------
                                                                      Current Value
                                         Number of                   at December 31,    Percent of    Geographic
             Security                      Units        Cost Basis         1997         Net Assets      Region      Industry
             --------                      -----        ----------         ----         ----------      ------      --------
NONMARKETABLE SECURITIES:
    Ontario-Quinta A.V.V.                  5,000,000    $ 5,915,972     $ 8,400,000          20%     South America  Utilities
    Inversora en Distribucion
        de Entre Rios S.A.                       900     12,219,684      12,219,684          28      South America  Utilities
    Cataguazes                         7,607,731,582     21,300,613      21,300,613          49      South America  Utilities
                                                        -----------     -----------          --
                                                        $39,436,269     $41,920,297          97%
                                                        ===========     ===========          ==

                                                                              1996
                                       --------------------------------------------------------------------------------------------
                                                                      Current Value
                                         Number of                   at December 31,    Percent of    Geographic
             Security                      Units        Cost Basis         1996         Net Assets      Region      Industry
             --------                      -----        ----------         ----         ----------      ------      --------
NONMARKETABLE SECURITIES:
    Ontario-Quinta A.V.V.                 5,000,000     $ 5,915,972     $ 7,454,000        36%       South America  Utilities
    Inversora en Distribucion
        de Entre Rios S.A.                      900      12,219,684      12,219,684        58        South America  Utilities
                                                        -----------     -----------        --
                                                        $18,135,656     $19,673,684        94%
                                                        ===========     ===========        ==


        The accompanying notes are an integral part of these schedules.

                          THE LATIN AMERICA ENERGY AND
                            ELECTRICITY FUND I, L.P.


                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1996



1.  ORGANIZATION

The Latin America Energy and Electricity Fund I, L.P. (the "Fund"), a Cayman Islands exempted limited partnership, was formed on July 17, 1995, and commenced operations on October 31, 1995, pursuant to an amended and restated partnership agreement (the "Partnership Agreement") as of that date. The Fund was organized to invest in companies whose primary business is generating, transmitting and distributing electric power in Latin or South America. The General Partner of the Fund is FondElec General Partner, L.P. (the "General Partner"), a Cayman Islands exempted limited partnership. The Fund shall terminate on October 31, 2003. Its term may be extended for an additional period of up to two years by the General Partner with the approval of the investment committee, or it may be terminated earlier under certain circumstances, as described in the Partnership Agreement. The Fund is managed by FondElec Group, Inc. (the "Fund Manager").

The General Partner of the Fund, subject to certain conditions, has the power to carry out any and all of the objectives and purposes of the Fund. The General Partner must receive approval from the investment committee (consisting of representatives of the strategic limited partners of the Fund) prior to taking certain investment and administrative actions for the Fund.

2.  SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment Valuation

Unquoted securities are stated at their estimated fair value at December 31, 1997 and 1996, as determined by the Fund Manager.

Investment Transactions

The cost of securities sold is determined on the first-in, first-out basis.

Deferred Investment Costs

Expenses incurred in connection with the due diligence investigations of potential investments and related costs incurred are capitalized and are included in other assets on the accompanying balance sheets. Such costs are either added to the cost of the investment when consummated or expensed when the decision is made not to pursue the opportunity any further.

Foreign Currency Transactions

The functional currency of the Fund is the U.S. dollar. Assets and liabilities denominated in foreign currencies, if any, are translated into U.S. dollar equivalents using the prevailing year-end spot exchange rate with the resulting gains and losses included in net unrealized gain on investment.

Organization Costs

Costs incurred in the organization of the Fund totaling $600,000 have been capitalized and are being amortized on a straight-line basis over a period of five years.

Income Taxes

No provision is made for United States federal income or excise taxes as the Fund is organized in the Cayman Islands and does not operate in the United States. Presently, there is no direct taxation in the Cayman Islands. As such, interest, distributions and gains received by the Fund are free of all Cayman Islands taxes.

3.  PARTNERS' CAPITAL

Capital Contributions

Cumulative capital contributions were $63,715,187 and $24,117,894 at December 31, 1997 and 1996, respectively. However, there was a $15,900,000 return of capital for an unconsummated investment during 1997. Total capital commitments of the partners were $60,303,030. The balance is payable upon call by the General Partner. The Partnership Agreement provides each limited partner the option not to participate in any specific investment. In such case, the required contributions of the other limited partners for such investment shall be proportionally increased.

Distributions

Distributions shall be made to the partners in proportion to the allocation of investment proceeds no more than 60 days after the end of the fiscal quarter in which such investment proceeds were received by the Fund.

On May 30, 1996, the Fund distributed $2,431 and $240,742 to the General Partner and to the Limited Partners, respectively. The distribution was comprised of interest income and dividends received from the Fund's investment in Ontario-Quinta A.V.V. ("Ontario-Quinta") (Note 4).

During 1997, the distributions to General Partner and Limited Partners represented distributions of earnings on investments, in accordance with the Partnership Agreement, as well as a return of capital for an unconsummated investment.

Allocations of Proceeds

Pursuant to the terms of the Partnership Agreement, investment proceeds (as defined in the Partnership Agreement) as to each investment are allocated proportionately among the partners participating in such investment. Such proceeds are further allocated between each limited partner and the General Partner as follows:

       a. The amount necessary to return the limited partner's required contribution in such investment and to return any realized or unrealized losses that partner has incurred on other investments will be allocated to the limited partner.

       b. Any investment proceeds in excess of the amount in a. above will be allocated to the limited partner to provide a preferred return at the rate of 9% per annum on net cash investment made in such investment or any unpaid preferred return on other investments.

       c. Any remaining investment proceeds will be allocated to the General Partner until the General Partner receives 25% of the amount allocated in b.

       d. Any remaining investment proceeds will be allocated 80% to the limited partner and 20% to the General Partner.

The Partnership Agreement provides for a final allocation at the termination of the Fund related to all investments of each limited partner. To the extent that the final allocation to any limited partner exceeds the amounts previously allocated, the General Partner shall, subject to certain limitations, refund such amount to the Fund for distribution to the limited partner.

Profits and losses shall be allocated so that the capital account of each partner is as equal as possible to the distribution that would be made if the Fund were dissolved immediately after making such allocation.

Withdrawal and Admission of Partners

A limited partner shall not have the right to withdraw any of his capital from the Fund except with the prior written consent of the General Partner. The General Partner may, at its sole and absolute discretion, admit new limited partners to the Fund before October 31, 1996. If admitted to the Fund prior to October 31, 1996, a new limited partner shall remit to the Fund its initial capital contribution, together with an additional amount (the "Subsequent Admission Payment") computed from the date the Fund received each contribution, until the date such payment is remitted to the Fund at an annual rate of 10%. Any new limited partner admitted to the Fund after October 31, 1996 may only participate and invest in investments made prior to admission with the approval of the investment committee.

In October 1996, a new limited partner was admitted to the Fund under the circumstances of the Partnership Agreement described above, participating and investing in investments made since inception. The new limited partner paid approximately $3,600,000 to the Fund, representing approximately $3,400,000 of capital contributions (inclusive of incremental organizational costs and management fees in accordance with the Partnership Agreement totaling $250,000) and a Subsequent Admission Payment of approximately $200,000. The payment made to the Fund by the new limited partner as well as the payments made by the Fund pursuant to the Partnership Agreement to the initial limited partners are included in contributions and distributions, respectively, in the statements of changes in partners' capital.

4.  INVESTMENTS

The Fund is permitted to invest in privately placed securities. These securities may be resold in transactions exempt, under certain conditions, from U.S. or local security registration. However, prompt sale of such securities at an acceptable price may be difficult. As of December 31, 1997 and 1996, 97% and 94% of the Fund's net assets were invested in such securities, respectively.

Ontario-Quinta A.V.V.

The investment in Ontario-Quinta represents an equity interest in a holding company which controls Luz del Sur, a Peruvian utility company that was privatized in 1994 and went public in 1996, and TechnoSur, a services company that was spun out of Luz del Sur and is publicly traded. The investment was purchased on December 29, 1995. At December 31, 1996, the Fund valued the investment based upon, among other factors, the prospects of the company, the underlying market value of the shares of Luz del Sur and TechnoSur, comparable utility companies and utility holding companies and the liquidity of the investment. At December 31, 1997, the asset was valued at the underlying pro rata market value of Luz del Sur and TechnoSur, and the sale of a portion of the Ontario-Quinta investment subsequent to year-end.

Entre Rios S.A.

In May 1996, the Fund invested in Entre Rios, the private holding company of Empresa Distribuidora de Entre Rios S.A. ("EDEER"). EDEER is a distributor and transmitter of electric power in Argentina. At December 31, 1997 and 1996, the investment was valued at cost based on, among other factors, the consideration that the shares are not publicly traded, no further transactions have occurred between the entities and other outside parties and no other matters have come to the attention of management that would create a better estimate of current value than the original cost.

Cataguazes-Leopoldina

On October 2, 1997, the Fund invested in Companhia Forca Luz, Cataguazes-Leopoldina, a Brazilian Energy and Utility company. The Fund paid $20,860,021 for the shares and capitalized $440,577 of costs involved in researching and consummating the investment. Although the company is publicly traded on Brazilian stock exchanges, it is not traded actively. As such, the investment is currently considered nonmarketable by the Fund, and is carried at cost at December 31, 1997.

5.  RELATED-PARTY TRANSACTIONS

Note Receivable

During 1995, the Fund received a note from the Fund Manager for $250,000. The note is payable any time without penalty or upon termination of the management agreement between the Fund and the Fund Manager. The note bears interest at the rate of the three-month LIBOR. At December 31, 1997 and 1996, the balance outstanding under this note was $246,716 and $250,000, respectively.

Management Fee

Effective October 31, 1995, the Fund Manager receives 1.25% of the Fund's committed capital payable quarterly in advance as a basic management fee. For the years ended December 31, 1997 and 1996, basic management fees of $741,856 and $774,621 respectively, have been recorded in the statements of operations.

Regional Advisor

In 1996, the Fund entered into an advisory agreement with FondElec America Latina, Inc. (the "Regional Advisor"), an affiliate of the Fund Manager. The advisory agreement provides that the Fund shall pay the Regional Advisor $125,000 per annum plus reasonable out-of-pocket costs for a period of three years. For the years ended December 31, 1997 and 1996, advisory fees of $125,000 have been paid to the Regional Advisor and are included in administrative expenses in the statements of operations.

Financial Advisor

The Fund entered into a financial advisory agreement with an affiliate of a limited partner pursuant to which the financial advisor shall advise the Fund of financing options for each of the Fund's investments. The financial advisory agreement provided that the Fund shall annually pay the financial advisor .25% of the Fund's committed capital quarterly in advance. The Fund terminated the financial advisor agreement at the end of the third quarter of 1997, and the Fund Manager entered into a new agreement with the Financial Advisor on revised terms. Such new agreement will not be paid for by the Partnership. For the years ended December 31, 1997 and 1996, financial advisory fees of $113,068 and $154,799, respectively, have been recorded in the statements of operations.

Technical Advisor

The Fund has entered into a technical advisory agreement with a limited partner pursuant to which the technical advisor shall assist the Fund in evaluating proposed investments. The technical advisory agreement provides that the Fund shall annually pay the technical advisor reasonable employee overhead and out-of-pocket expenses. There were no technical advisory fees incurred for the years ended December 31, 1997 and 1996.

Due to Fund Manager

In 1997 and 1996, the Fund Manager incurred certain administrative and organizational costs on behalf of the Fund. At December 31, 1997 and 1996, amounts remaining to be reimbursed to the Fund Manager were $134,447 and $307,844, respectively.

Due to Limited Partners

In connection with the admittance of a new limited partner in 1996, amounts paid in to the Fund by the new limited partner were to be paid to the initial limited partners. As of December 31, 1996, $255,961 of such amounts remained to be paid to the limited partners, which were paid during 1997.